EXHIBIT 99.2

EDITED TRANSCRIPT
STFC - Q1 2017 State Auto Financial Corp Earnings Call

EVENT DATE/TIME: MAY 02, 2017 / 03:00PM GMT

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

CORPORATE PARTICIPANTS
Tara Shull State Auto Financial Corporation - IR & Finance Director
Mike LaRocco State Auto Financial Corporation - Chairman, President & CEO
Steve English State Auto Financial Corporation - SVP & CFO
Kim Garland State Auto Financial Corporation - SVP, Director Standard Lines & Managing Director of State Auto Labs
Jessica Clark State Auto Financial Corporation - SVP, Director of Specialty & Commercial Lines
CONFERENCE CALL PARTICIPANTS
Paul Newsome Sandler O'Neill - Analyst
Christopher Campbell Keefe, Bruyette & Woods, Inc. - Analyst
Larry Greenberg Janney Montgomery Scott - Analyst
PRESENTATION

Operator
Welcome, and thank you for standing by. (Operator Instructions) Today's call is being recorded. If you have any objections, please disconnect at this time.
I'd now like to turn the call over to State Auto Financial Corporation Investor Relations and Finance Director, Tara Shull.

Tara Shull - State Auto Financial Corporation - Investor Relations, Finance Director
Good morning and welcome to our first quarter 2017 earnings conference call. Today, I'm joined by our Chairman, President and CEO, Mike LaRocco; Senior Vice President and CFO, Steve English; Senior Vice President of Standard Lines and Managing Director of State Auto Labs, Kim Garland; Senior Vice President, Director of Specialty and Commercial Lines, Jessica Clark; Chief Actuarial Officer, Matt Mrozek; and Chief Investment Officer, Scott Jones.

After our prepared remarks, we'll open the lines for questions.

Our comments today may include forward-looking statements which by their nature, involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission.

A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information is available on our website, stateauto.com, under the Investors section as attachment to the press release.

Now I'll turn the call over to STFC's Chairman, President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Thanks, Tara and good morning, everyone. Our first quarter results were a clear indication that our hard work over the last 20 months to turn around State Auto is working. I am very pleased that the improvement across the lines of business we have determined are core ongoing lines. Personal auto, home, farm and ranch, personal and commercial umbrella, commercial auto, worker's comp,

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

small and mid-market commercial and E&S property and casualty. The lines we have exited, large commercial, trucking, healthcare and programs continue to negatively impact the overall number, but the ongoing lines are either performing well, have positive trends or are where we expected at this point in the turnaround. Most notably, the auto results, both commercial and personal are trending as we hoped, based on the proactive and focused actions we have taken. Kim and Jess will provide specifics.

It is clear to us that we're making progress based on the high-level steps we have taken, rebuilding or building our pricing models. Taking numerous large, targeted and appropriate rate increases, eliminating unnecessary process, aligning our associates and distribution partners behind a single goal of profitable growth, attacking and eliminating wasteful spend and most importantly, building and launching our new digital technology platform. In any successful turnaround, there are 3 phases, analysis, fix and execution. At the end of 2016, we had completed the fix phase, meaning the vast majority of the gaps we uncovered across the company have been corrected. Our foundation is now strong. We're now in the execution phase. It is about running the organization and delivering on our goal of profitable growth. Because progress happens on a sequential, quarterly, weekly and sometimes even daily basis, the 2 quarter trend from the end of 3Q '16 to the end of 1Q '17 is the best indicator of our progress. Whether it's the amount of rate we're getting, improved claims performance or delivery of technology. As you compare our results, it is clear our direction is positive. Now, please do not take my optimism regarding our improvement, as belief that we're where we need to be. Our overall results even excluding the exited lines of business remain unacceptable. No one at State Auto will ever stop pushing for improvement. We still have a long way to go, but I'm very proud of the distance we have traveled and can see our efforts in the numbers.

Of course, this quarter's overall results were significantly impacted by an unusual large amount of CAT loss activity. More than 2 times what we would expect in a "normal" first quarter. Obviously, this was disappointing from a financial standpoint, but it's a reality of our business. What matters as much as the financials, is the devastating impact these weather events had on our customers. Responding quickly, helping people both financially and with emotional support is what we do here at State Auto and across our industry. Too often, we let others from outside our industry and now, even new entrants to the property and casualty space control the narrative about our great industry. They mischaracterize our industry as one that places profit above people and minimize the valuable financial support and peace of mind we provide to policyholders in their time of need.

Here's the truth. Whether it's a catastrophic event, a simple auto claim with no injuries or helping with a coverage concern, we respond. This quarter, again, our State Auto claims team was magnificent. They responded with speed, fairness and empathy. Our industry should always, always be proud of what we do, never more so than during times of severe weather.

Finally, I'd like to address expenses. Steve will provide context on why we had an increase in our expense ratio. More broadly, I want to address how we view expenses both over the short term which I define as the next 12 to 18 months and the long term. We are a disciplined and frugal organization. Across our entire associate base, we know that to win over the long run, we must be efficient and that efficiency would be measured by having a competitive expense ratio. However, State Auto will not take the short term view of slashing expenses and not making the much-needed investment in technology, data and analytics. We know that real transformation is upon us. To win going forward, we cannot take the slow and expensive approach to rebuilding old and ineffective legacy technology. Instead, we feel our approach of standing up our new digital platform is the correct decision and our early results demonstrate that. Of course, that investment requires the willingness to accept that while we transition, it will be a battle to maintain and slightly reduce our expense ratio. Every day we look for savings. Every day, we seek ways to reduce process and unneeded steps, every single day. I'm confident, that work along with top line growth will help offset enough of our investment and allow us to make modest improvements to our expense ratio in the short term period. With the support of our board, we're executing a bold strategy and plan that will allow State Auto to emerge as one of the winners as the P&C industry goes through a dramatic transformation.

And with that, I'll turn it over to our Chief Financial Officer, Steve English. Steve?

Steve English - State Auto Financial Corporation - SVP, CFO
Thanks, Mike. Good morning, everyone. Today, I will touch upon CATS, reserve development and expenses. But before I do, I'm sure you noticed the change in our reporting format presenting statutory combined ratios by product. This is how under our new product management approach, we're internally monitoring and managing our businesses. This is the next step resulting from organizational changes we began to make in late 2015 and into 2016. The allocation of expenses, both underwriting and claims

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across product lines involves assumptions and estimates and given the size of some of the premium basis, can and will result in movement in ratios from quarter-to quarter. As we continue to evolve our operations, our product teams, actuaries and accountants will refine and improve how these expenses are classified. We have provided a quarterly breakdown of 2016, along with the first quarter of 2017. We believe this new presentation will assist in better understanding our results.

I also want to comment about the product lines themselves. You will notice premiums for personal and commercial lines will not match the previously reported amounts. In the past, certain personal line amounts were reported within commercial lines due to immateriality and convenience. Examples would include personal dwelling fire or personal umbrella activity being reported as fire and allied or other and product liability. The new product lines for the most part are self-explanatory. Other personal lines, previously primarily our farm and ranch product, now represents mostly personal umbrella and dwelling fire. Other commercial is primarily commercial umbrella and non-packaged commercial property exposures. Small commercial is essentially our BOP product and middle market commercial is our package products. Personal auto, homeowners, commercial auto, workers' compensation and specialty lines were largely unaffected by this change.

Let's move onto catastrophe experienced in the quarter. We disclosed on April 19, our estimated CAT losses were approximately 11 points for the quarter. The final impact was 10.8 points which is significantly higher than the first quarter average for the last 5 years of 3.6 points. As our release disclosed, there were 13 events in the quarter. Our storm losses were widespread impacting the Ohio valley region, along with the Southeast U.S. and Texas. The month of March was particularly severe, has accounted for nearly 80% of the losses for the quarter, slightly more than half within our homeowners line of business.

STFC reported overall favorable development for the quarter of $9.7 million or 3.1 points compared to first quarter a year ago, when development was adverse in the amount of $9.6 million or 3 points. As we discussed on our year-end call, we started to see personal and commercial auto estimates for 2015 and prior stabilize in the back half of 2016. And first quarter continued that trend. Excluding CAT and ULAE development, personal auto reported a modest redundancy for the second quarter in a row and no significant change was made to our 2016 estimates. Commercial auto benefited from $1.5 million of net favorable development coming mainly from the 2014 and 2015 accident years, partially offset by revision upward in 2016 loss estimates.
The homeowner line of business experienced $2.8 million of adverse development, mainly from 2016 which included 3 large losses occurring in the last 2 weeks of the year. Other commercial benefited from $3.2 million of takedowns from 2014 and 2015.

Lastly, some comments on the expense ratio which was up 1.8 points from first quarter a year ago and 2.1 points compared to the full year 2016 expense ratio. Almost half of this increase is a timing issue related to deferred acquisition cost. Beginning the first quarter of 2017, our specialty underwriting operation, (which is owned by State Automobile Mutual or SAM as we call it), no longer charges for its services based on the percentage of premiums. Actual costs are now being charged and as such, no longer vary directly with and in proportion to premium. The impact is, we are deferring less cost on to the balance sheet, even though there has not been any real change in the economics or services provided. Amounts previously deferred will runoff during 2017 and result in a temporary increase to the GAAP expense ratio. The balance of the increase involves added IT costs, as we continue to invest in the future as well as to support the rollout of our new policy issuance and administration system, including amortization of previously deferred costs. Please keep in mind, SAM bears the cost of developing our systems and recovers STFC's shares of these costs via the cost sharing and intercompany pooling agreement. As systems come online and SAM begins to amortize capitalized costs, these are then charged to STFC. As we have discussed on past calls, we are working to reduce other costs to offset this investment bubble as these investments are the necessary first steps to enable us to become more efficient in the future.

And with that, I'll turn the call over to Kim.

Kim Garland - State Auto Financial Corporation - SVP, Director Standard Line, Managing Director, State Auto Labs
Thanks, Steve and good morning, everyone. As you look at our personal lines results, the story for each product line is the following. Personal auto for the quarter, the loss and ALAE ratio which is what we have previously shared is 71.3%; the loss and LAE ratio which includes ULAE now is 76.9 and the combined ratio is 105.6. Personal auto CAT loss and ALAE ratio for first quarter '17 was 3.9 points which is 2.3 points higher than the 1Q '16 personal auto CAT loss and ALAE ratio of 1.6 points.

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

Our plan for improving personal auto profitability has been consistent and in each quarter I've been updating you on our progress on each set of actions. Here's this quarter's update. Loss reserve development. Development on prior accident years was relatively minimal for the third conservative quarter. Aggressive overall rate actions across our 28 personal auto states and multiple programs within some states, our rate change activity has been as follows: 1Q '16, the average rate change was 2%; 2Q '16, the average rate change was 2.5%; 3Q '16, the average rate change was 6.9%; fourth quarter of '16, we took 18 rate changes with an average of 9.6% for the rate change; 1Q '17, we took 17 rate changes with an average 13% rate change; and second quarter '17, subject to DOI approval in some states, we have 5 rate changes scheduled with an average 12% rate change impact.

We are now seeing these rate changes start to flow into our personal auto book of business. Average written premium per vehicle in March of 2017 is 10.4% higher than in March of 2016. As a reminder, there is a lag before this increase in written premium shows up as a comparable increase in earned premium. We have also started to see pressure on retention from our personal auto rate increases. Personal auto retention declined in the quarter and March 2017 retention is currently at 80.6%, 0.1 point lower than our March 2016 retention. While we're starting to see pressure on retention, personal auto new business was still up this quarter. 1Q '17 new business was 10% higher than 1Q '16 new business.

Here's progress on our operational changes. Over the prior quarters, we have discussed the operational changes in our claims organization. We are seeing the early signs of impact of this in our loss cost trend data. The following are all 4 quarter rolling loss cost trends. For property damage, this quarter's trend was -- loss cost trend was 3.8%. This is the second consecutive quarter that it has been below 4% and the first time this has occurred since 1Q '15. Collision, the loss cost trend was plus 7.3%. The last 4 loss cost trend data points for collision were second quarter '16 of plus 9.9, third quarter '16 of plus 10.6, fourth quarter '16 of plus 8.1; and first quarter '17 of plus 7.3. Bodily injury, the loss cost trend was plus 8.8%, this is the first time that our BI loss cost trend has been below 10% since 3Q 15.

Many of our claims' operational metrics which are one of the drivers of the loss cost trend results, have improved and we are fanatical about continuing to work the cycle of improving claims operational metrics leading to improved loss cost trends. It is not a secret that the math behind improving loss ratio is to make the rate of increase of premium greater than the rate of increase in loss cost. We believe the work that has been done to date has set us on this path and that we are seeing the early signs of this in the data. We know that we have to continue to work both sides of this equation, managing the premium trend and managing the loss cost trend.

Growth, while improving profitability results is the highest priority for the personal auto product line, we've also continued to work to start growing personal auto again. Our performance in this area is as follows. Net written premium for personal auto was up 2.2% in 1Q '17 versus 1Q '16; this is the third consecutive quarter of personal auto net written premium increase after 15 quarters of declining personal auto net written premium. Quotes were up 39.3% over 1Q '16, new business counts are up 10% 1Q '17 over 1Q '16. Retention, as I shared before, is down 0.1 points March 2017 versus March 2016. And our -- for policies-in-force, the rate of PIF decline deteriorated a little this quarter. Last quarter, we've -- PIF was shrinking 4.9%, March 2017 versus March 2016, PIF declined 5.1%.

Policies-in-force growth of personal auto and homeowners was pressured and will be pressured over the next several quarters, as we take rate increases in personal auto. It is not surprising that our conversion ratio will decline and impact our personal auto new business numbers and that will also have some impact on homeowners new business numbers, given that these products are often packaged together.

Last quarter, I told you that the other factor that pressured our growth was the launch of our new platform and pricing models in auto and homeowners in 5 states in 4Q '16. That post-launch, there was a shakeout period, where agents had to get used to the new system, that when our new platform and pricing models were launched in the real world, we would get feedback on things that we needed to adjust, improve and optimize. This feedback came in 2 areas. Rates from the launch of our new pricing model generally ended up being higher than we expected and the usability of the system needed to be improved and optimized based on feedback from being out in the real world. During the first quarter, these 2 items were fiercely worked on and addressed. Pricing models were adjusted, refiled and relaunched based on this real-world feedback; Home in February, auto in March. Systems usability enhancements were implemented every 2 weeks during the quarter. After these changes, these states are now on a trajectory to be a net positive to our new business and growth results rather than the net negative they were in 4Q '16 and 1Q '17. This shakeout period in the learning curve was just a necessary step that we had to go through.

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

In March, we launched our sixth state, Colorado. The smooth and the sudden launch exceeded our expectations and the State Auto leadership team visited Colorado last week to directly speak with agents and we received an overwhelmingly positive feedback about the launch of the system and the rates. As we launch the rest of the states this year for auto and home, the growth impact of this should help offset the pressure from double-digit personal auto rate increases on our in-force book.

On to homeowners. The loss and ALAE ratio, again as we have shared in previous quarters, was 73.7%. The loss and LAE ratio, including ULAE now is 82.2% and a combined ratio of 116.5. The homeowners catastrophe loss and LAE ratio for 1Q '17 was 32.5 points which is 14 points higher than the 1Q '16 homeowners CAT loss and ALAE ratio of 18.5 points. What we also saw, as we normally see in high CAT quarters, is that the non-CAT weather losses were higher than normal. We continue to be comfortable that our overall rate levels in homeowners are adequate.

Growth. Homeowners is another product line where we had to reverse the policies-in-force decline. Our performance in this area is as follows: net written premium for homeowners was down 6% 1Q '17 versus 1Q '16, quotes are up 24% over 1Q '16, new business counts are down 2.6% 1Q '17 over 1Q '16, retention is up 0.6 points March 2017 versus March 2016; and the rate of policies-in-force decline flattened out in 1Q '17. December 2016 versus December 2015 PIF declined 2.7%. In March of 2016 versus March of 2017, PIF decline was also minus 2.7%. Understanding the growth results for homeowners. New business is down in homeowners versus up in personal auto, because of the "rate miss" in the first 5 launch states was greater than it was in auto. So the negative new business impact was greater. We're seeing this dynamic reverse with the relaunched rates. We're not taking rate increases in homeowners like we are in personal auto, so the net written premium growth is going to be driven by -- or not by driven by primarily policies-in-force growth.

For farm and ranch, we had a combined ratio of 106.7 for the quarter. This was primarily driven by an abnormally high CAT loss quarter. 1Q '17 CAT loss and ALAE ratio was 25.6% which was 21.1 points higher than the 1Q '16 CAT loss and ALAE ratio of 4.5%. New business and retention are up in this product line and 1Q '17 PIF increased 12.1% over 1Q '16. We continue to be very, very excited about the opportunities in our farm and ranch business.

In summary, personal lines for State Auto can be thought about in the following way. With a high catastrophe quarter, we're taking double-digit personal auto rate increases, combined with claims operational improvements which are starting to drive the change in premium curve above the change in loss cost curve which is what we need to do to improve the personal auto loss ratio. Personal auto rate increases will place pressure on auto and home retention and new business volumes for the next several quarters. And we have passed through the "shakeout period" of the launch of the new platform for auto and homeowners and we anticipate it to be an accelerant to growth going forward as we roll out the reminder of states. We will continue to share the progress on our platform each quarter.

Now, I'll turn you over to Jessica to discuss the business and specialty segment results.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Thank you, Kim. I am very pleased with the trends this quarter which reflects the progress that our team has made over the last 18 months. While our overall result was adversely impacted by unusually high CAT losses, our non-CAT loss and ALAE ratios improved over 10 points from first quarter last year, including some improvement in every line of business. This improvement is a reflection of all the work we have done on product redesign, rate, underwriting and claims leakage. While there is still more work to do and we continue to face increasing loss cost trends in auto, the profitability action taken in rate, underwriting and claims should start to show positive impact. Each quarter, we expect to see continual improvement in our non-CAT loss ratio, as these actions earn in.

While the profit improvements have put pressure on growth opportunities, we see encouraging signs for new business. Year-to-date, net written premiums for commercial lines was down 1.9%. Earned premiums was down 7% as we earn out the overall premiums declined from 2016 which was mostly caused by our prior exit from large account solutions. However, direct new business premium is up 18.7% compared to Q1 2016. I attribute the increase to our messaging around commercial lines appetite and our refocus on distribution. We are getting more of the right submissions, ones where we can be competitive and profitable and where we can win. The momentum is there and I am confident that in the second half of 2017, the launch of our new commercial lines quoting and policy management system for small business will give us the technology tools, products and efficiencies needed

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

to grow our small business lines quickly and profitably. Retention overall was strong except for commercial auto which was down due to profitability actions taken across the book and our decision to non-renew certain policies.

Let's dive deeper into each area. Commercial auto continued the improvement we saw in the fourth quarter, posting a loss and ALAE ratio 1.8 points better than a year ago, benefiting from 7.7 points of favorable development on prior years. While the current accident quarter is not seeing significant improvement yet, the accident year basis results have stabilized and we expect significant improvement as all the changes we made earn out through the course of the year.

Our new business price per vehicle continue to increase, now coming in at 44% higher than it was 2 years ago, as a result of the actions taken over the past 18 months. We have also earned 6% in rate increases on renewals in 2016 and have updated our pricing tool for another 8% in the first quarter of 2017. Starting in the second half of the year, we're expecting that 8% to grow to 13%. However, we are not just getting rates. To get commercial auto rates where we need them, we had to take other actions as well which when combined with rate, will give us the improvements we need.

Our progress at fixing these leakage items is critical and encouraging. Underwriter training focused on properly identifying risk characteristics and exposures has resulted in a large shift and rate tier placement and risk classification. While the exposure characteristics of our new business in 2017 has remained consistent to prior years, we now have 100% increase in the risks classified as commercial, receiving a higher rate for the right exposure and approximately 61% of our book is now rated in the higher standard tier in Q1 2017 compared to only 30% in 2015.

Both led to significant increase in new business pricing. We also completed a review of our portfolio and identified about 6% of the book which on average performed 42 points worse than the rest of our book. On these policies, we have worked to re-underwrite, non-renew or achieve significant price increases. Again, this is not a one-time fix and we will continue to improve pricing and underwriting. Finally, we are seeing favorable metrics from the work that Paul Stachura and his claims team have done to reduce claims leakage. Examples include, reducing bodily injury pending counts by 10%, increase fraud investigation referrals and improved vendor management.

Moving on to our small commercial book which is made up of our BOP business, the first quarter non-CAT results on a direct accident year basis at 3 months maturity is significantly improved for both 2016 and 2017, when compared to 2015, 2014 and 2013. The current quarter contains 6.4 points of favorable development which offsets much of the 9.2 points increase in CAT losses resulting in a loss and ALAE ratio for the quarter that is, 6.6 point improvement over Q1 2016. BOP is a product in which we have seen consistent improvements in loss ratio in the last 2 years and we continue to be confident that our current BOP product is now focused on the right risks, at the right prices and is underwritten appropriately. The improvement is mostly attributable to the work we have done around underwriting, risk selection and product classification.

We have completed the product redesigns, model updates and pricing models for our new small business digital BOP and commercial auto products which will launch in conjunction with our new quoting and policy management platform rollout for small commercial, targeted for the second half of 2017 in 5 states, followed by the remaining states throughout the remainder of 2017 and early 2018. We believe there is a tremendous opportunity in the small business space for the company with the right products and technology which increase ease of doing business and improve pricing segmentation.
Our launch will include an innovative telematics option for commercial auto and we will quickly add in other sensor-based product options.

Our middle market book is made up of our commercial package business. The non-CAT loss and ALAE ratio improved slightly, but was impacted by 3.7 points of prior year unfavorable development related to prior period fire losses. As commercial lines property starts to soften and competition increases, we continue to stay on top of loss cost trends and remain focused on underwriting discipline. As the market has not yet capitalized on technology in different ways to transact business, we believe there is significant opportunity in this space. We have focused a great amount of time on defining and communicating our appetite and reinvigorating and retraining our sales team which has paid off. New business premium is up 111.8% for the quarter which as a percentage is large, however, our base was smaller in Q1 2016, driven by the exit of large accounts, field restructuring and rate action. While we are truly being more successful in the market, we're also replacing poor-performing business with the business we want.

Workers compensation continues to see strong results and we continue to see prior years develop better-than-expected. Claims trends remains strong with the improvement in the rolling 12-month average and loss time days and a claims closing ratio of over 100%. This stands as a testament to our continued discipline and niche focus in this product. As the market softens, driven by

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reductions in state loss costs and competitive pressures, we have maintained our underwriting discipline. We have seen new business reductions of 13% year-over-year, but renewables remain in line with expectations.

Despite market conditions, we expect new business to improve over the remainder of 2017, as we execute a cross-sell strategy with our State Auto BOP and CPP business and expand RTW distribution to more State Auto agencies. Even as industry pricing pressures persist, we believe a combination of increased exposure base, along with our competitive advantage through our case and claims management, will enable workers' compensation to remain a long term strategic profitable product for us.

Overall, for commercial lines, expenses picked up 1.1 points year-over-year, as we continue to invest in our future policy administration system and the new product offerings which will be enabled by that platform. The long term benefit of this investment will be significant improvement and efficiencies in cost savings, coupled with the ability to gain scale through top line growth.

Moving on to specialty. Last year was a year of pruning. We made a lot of tough decisions about what products to continue in, that are core to our business, and what products to exit due to profitability or investment requirements. The products that we decided to exit added more than 10 points to our loss and ALAE ratio this quarter. CAT losses in the quarter were driven by 1 large tornado loss in our E&S property book. The expense ratio is down 2.5 points as we grew net written premium 6% with flat expenses. We continue to emphasize underwriting discipline in some challenging marketplaces.

Let's dive deeper into each of these areas. Our E&S property loss and ALAE ratio was up 14.3 points over Q1 2016 due to the large tornado CAT in Louisiana. The non-CAT loss and ALAE ratio is down a little less than a point from last year and is at a consistent profitable and expected level of 30%. The expense ratio for E&S property is down 15.8 points from last year, but is generally high because of the large amount of ceded premium paid to our CAT reinsurance treaty with no associated ceding commission. We have not seen any positive changes in the property market. Rates continue to fall and the marketplace is loosening on coverage offerings through lower deductibles and other means of increasing exposure. We are fighting this through strong risk selection and maintaining underwriting discipline. Our new internal property team continues to grow and net written premium is up 46% from Q1 last year. Again, a large percentage, but remember this team is new and is only writing new business, so all premium is growth. We anticipate further growth, as this team continues to build up the book. We are also excited about our internal team's collaboration with our third party property partners to offer unique products to the market. They will have to be creative to combat some of the undisciplined pricing and coverage decisions that we are seeing being made by competitors.

We continue to see strong growth in the E&S casualty with a 21% increase in net written premiums compared to last year. Both our excess casualty and gas and propane distribution books experienced double-digit rate increases on the auto liability component this quarter that helped drive the year-over-year premium growth. The overall casualty and ALAE ratio is up 12 points from Q1 2016, driven by two things. One, the healthcare book that we exited last year contributed 4 points; and two, current accident year loss ratio picks are higher for our general liability line and umbrella lines of business. Each of the ongoing books making up E&S casualty have developed profitability initiatives and are executing on those now. For example, we are conducting deep dives in the habitational portion of our primary GL book. Our actuarial team is refining and enhancing our triage and predictive models to add more variables to help identify the specific risk characteristics which drive losses to unprofitable levels. It will take time for these actions to earn in, but with the leadership team in place and relentless underlying discipline on the frontline, we remain very confident in the long term outlook of this unit. Rates dropped dramatically on all auto exposures and are stable for general liability exposures and we expect improvement in this line as rates earn out.

As disclosed last year, programs is being put into runoff. Most programs have found other carriers and are expected to stop writing on our paper in advance of the scheduled termination date for that program. The remaining programs which have not yet terminated or scheduled to terminate this quarter and will stop writing new business by June 30, unless a later date has been agreed to. Results, while better than last year driven by a stabilization of prior year reserves, continue to be at unacceptable levels in the current accident year. Audits were conducted on all of our programs this quarter to ensure that underwriting discipline remains through the actual date of the termination. Prior year development contributed 1.1 points to the loss ratio which was less than the adverse development seen in recent years. Program net written premiums are down 31.1% quarter-over quarter, as a result of terminations and many of the programs already being in runoff.

With that, we will open the line for questions.

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

QUESTION AND ANSWER

Operator
(Operator Instructions)
Your first question today comes from the line of Paul Newsome of Sandler O'Neill. Your line is open.

Paul Newsome - Sandler O'Neill - Analyst
Maybe we can get just a little bit more detail on the expense ratio forecast, as we look out longer term. Am I right that sort of half of this could be for the remainder of 2017 and the other half is largely a permanent amortization level?

Steve English - State Auto Financial Corporation - SVP, CFO
Paul, this is Steve. Yes. So to break that down, let's first talk about the DAC change which was about a half of the delta year-over-year in the first quarter. That should abate somewhat as the year moves on. So I would expect the full year impact to that to be somewhere around 0.5 point. In terms of the balance of the year-over-year change this quarter which was driven by IT costs, you can think of that as more of a permanent change on a dollar basis, because those are the costs that are now in place to support the new system that's been rolled out, including amortization of deferred costs. And of course, it'll take time on that system to start to write premiums against that cost, so there is a bit of a lag there at the moment.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Paul, this is Mike. That's why, I'll just kind of jump and say that's the variable that obviously is more difficult to project exactly when those premiums will begin to earn at a high-enough rate to help offset that. Internally, obviously, we have a very clear plan in terms of our own internal expectations across each line of business. I'm very pleased with the fact that we're not presenting that to you, I think, in a very digestible fashion.

But from our standpoint, we've taken each line of business, looked at the investment in technology and other places around data and analytics, looked at the premium plans and then the actual financial implication on each. So we see the path to a competitive expense ratio. We don't -- we can't share much more than that, but the factors Steve laid out and then the ongoing issue on premium. And then the final thing I'll say is, what I said in my comments and that's -- there literally on a daily basis we're looking for expenses that we believe we can eliminate things we're doing that aren't adding value, steps, processes and so on and so forth.

Steve English - State Auto Financial Corporation - SVP, CFO
And Paul, to be clear, that 0.5 point will then disappear in '18, because we'll have rolled through 1 year of the DAC change.

Paul Newsome - Sandler O'Neill - Analyst
Okay, that's great. And the new disclosures are really helpful and very much appreciated. The other thing I was looking to. Through those new disclosures, looking at the expense ratio and I realized that there are allocation issues here. But it seemed like, just

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

generally speaking, you're not far off from a fairly competitive auto expense ratio, but commercial and home seem to be generally kind of high, particularly, the commercial. Any thoughts about sort of the allocation of expenses and where those cost cuts need to be. Is it really just an allocation issue when we're looking at these things? Or is there some sense that you really do need to reduce expenses and/or gain scale on those -- in basically lines outside of auto?

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Yes, Paul, I mean, just kind of at a high level. We believe we have a lot of room to get even better on auto, so I'll just kind of set that aside and focus on your correct identification around primarily commercial. And remember, our commercial expense ratio today is a direct reflection of very dated old and legacy technology. That technology requires us to have a level of labor and operational expenses that, as we switch systems -- in other words, we move from an auto system that was below average to a new digital system that is, we believe, industry-leading. In commercial, I wouldn't characterize what we have is below average. I characterize it as very poor. So the room for improvement in commercial is even greater. I'll ask Jess to maybe add some commentary to that.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Yes, Paul. This is Jessica. So just to piggyback on what Mike said and maybe even for further example, we touch every single commercial policy today which means we have to have a person obviously touch each one of those and our system is very difficult to use...old green screen. So as Mike referred to, we have a significant amount of labor to be able to handle that type of business. And then, as Mike pointed out, the new technology will give us the efficiencies and I think I made that comment in my prepared remarks, will give us the efficiencies, not only to be better about how we process the business, because most of it will be straight through processing, but also give us the ability to build scale.

Because I think your point is correct that we have get much better on expenses, but we also have to grow our top line to help support some of the fixed infrastructure that we have. I would also say that our expense ratio, especially in commercial auto and our small commercial product is elevated by a few points because of the investment in the Guidewire systems. So that piece will ultimately run off, plus you'll get the efficiencies and then you'll get the top line. So I would think about it in that order.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
And then one final comment about this investment. Remember, this is not an adjustment to what is in the market today. We have made the decision to become a digital property and casualty insurance company. So in the 6 states where Kim and his team have launched, there is no paper, there is no checks, there is no postage, there is no cash. You're buying a policy from us with electronic signature just like you'd buy something at Amazon.com. And so obviously, this is new business at this point, but as we move forward and eventually as we move our legacy business on this, this is really about the longer term view of being a very different type of insurance company that truly has that level of efficiency.

Operator
Your next question comes from the line of Christopher Campbell of KBW. Your line is open.

Christopher Campbell - Keefe, Bruyette & Woods, Inc. - Analyst

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

Just a quick question on the specialty segment, looking at E&S casualty. Strong growth this quarter, but it looks like pretty much like the non-CAT loss ratio about 12% higher. So I'm just wondering about your thoughts on growth, given it looks like the core losses are that much higher year-over-year?

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Yes, this is Jessica again, Chris. We have made some loss ratio picks in the current quarter to reflect sort of the more conservative view we've take on the standard line approach which we hadn't taken as much on the specialty side. So that's one piece of it. The second piece is that we have recognized the drivers of those higher loss ratio picks in our GL line which is our biggest sector which is our habitational book. And our core GL book where we're focusing our growth and contractors is performing significantly well.

And then the last thing I would say is our environmental book which looks to be high this quarter, is attributable to 1 loss which we reviewed and wouldn't have written the accounting any differently. And that's the other place where we're focusing our growth and our umbrella book has inception to date been very profitable. So I feel very good about where we're growing in those E&S casualty segments.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Yes and Chris, this is Mike. I'm just going to tag on. We're really -- we have a lot of confidence -- really proud of our E&S casualty team and the quality of underwriting. I want to emphasize Jess' point that this is not simply about loss ratio picks, but this leadership team has demonstrated over the last 6 or 7 quarters that we believe in very simply -- simple to say and harder to do, kind of consistent, conservative and appropriate reserve levels and I think that you're seeing that in the casualty picks and it's about -- particularly in those lines of business, as you all know very well, it's better to be on that side of the equation, because these are long, long tail lines and we're trying to be very thoughtful and good stewards of our performance. And I think that it should not reflect in our ability to write the business effectively.

Christopher Campbell - Keefe, Bruyette & Woods, Inc. - Analyst
Great. And just a follow-up one. So you were talking about higher loss picks. So what is driving -- what evidence are you seeing that's driving the higher loss picks? Is that litigation? If you could share just what drivers that will be great.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
The driver in the higher loss picks which is primarily driven by our GL book is the habitational business or the OL&T segment. So about 25% to 30% of that book is made up of the OL&T and habitational and the rest of it is contractors. So that's the piece that's driving the GL book. And again, that's the piece that we're addressing through both shrinkage and rate to the extent we keep any of that business. On the umbrella book, I would just say that, that book is relatively small in size then it's umbrella and it's green. So again, as Mike pointed out, just being more conservative. Overall that book has performed very well to us, but if we've had a few large losses in recent years, just to be reflective of that, but we're not seeing any sort of great overall trend except for this trend in commercial auto which does effect umbrella, that makes us have a different viewpoint on that line of business.

Operator
Your next question comes from the line of Larry Greenberg of Janney. Your line is open.

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

Larry Greenberg - Janney - Analyst
I was wondering, if you could just elaborate a little bit. I think in Kim's comments, he talked about some of the feedback that you're getting from your agents with the new system. And I think you mentioned that it required some -- that the effective rate was a little bit higher than you were expecting. And you had to make a tweak to that. If you could just give me a little more color on what's going on there?

Kim Garland - State Auto Financial Corporation - SVP, Director Standard Line, Managing Director, State Auto Labs
So really two things. I'll take home first. The 2 drivers of home were we -- with this new pricing structure launch, we updated the credit score model to a more recent model. And part of the exercise you have to do is try and sort of map what sort of your old credit scores were and what you expect them to be under new credit scores. And at the end of the day, for both auto and home, we just -- we did -- probably did not order enough retro credit scores and do enough work to make that a great estimate.
So we kind of -- that put the base rate off where we expected it to be when we started quoting business, the quotes were generally higher based on sort of the credit scores being a little different than we thought they would be under the new model.

The second thing for homeowners is, we were higher in the higher coverage A amounts. The majority of our business historically has been 400,000 and less coverage A. And so the coverage A curve that we use, we look at our own data, but we also look at others, so we picked a competitor and kind of adopted their coverage A curve, but we had added a couple of variables that sort of overlap with higher coverage A like number of stories, number of bathrooms, that sort of thing. So you could say we're kind of double counting on high coverage A risks for homeowners that made them higher than we wanted to be.

On the auto side, it was -- in addition to credit score mapping over, it was probably a tiering structure thing where less risks were going into our sort of better rated tiers than we expected, because of the way we had set up some of the tiering mechanism. So when we relaunched, we sort of -- we made some adjustments to that, so things would get more evenly distributed across tiers as we thought they should be. Those were the drivers.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
And then Larry on the feedback from the field, Kim; Jess; myself; Paul, our claims leader; Tacchetti, our CIO; John Petrucci, our field agent service leader, we all went out into the field. We did 15 cities across 8 days and basically did about an hour of presentation and a complete hour of Q&A, open Q&A where I actually stood in front of them and said, I want to hear everything, the good, the bad and the ugly and especially the bad and the ugly, because we want to hear from our customers, what we're doing well and what we're not doing well. Technology, conflict, competitiveness.

And I will tell you that I've been doing this a long, long, long time and the overall feedback was very favorable. The complaints we got was the rising auto rates at State Auto obviously across other competitors as well. We talked them through distracted driving and other drivers of that, but that was "negative." Two, for the folks that had the technology platform in the 6 states, they did say that yes, it's -- the launch was a little bumpier than we wanted but they were very pleased with the work that our IT and product team had done and the relaunch was being very well received. Our last state was Colorado, I stood in front of them and said, "please tell me what's wrong. Tell me what's wrong. Tell me something bad." And we got -- it was like a love fest. Now that does not suggest to us that we can't get better. We certainly have challenges out there.

But in terms of transitioning to a digital space for the P&C industry, when you're first to market with this, there is always that risk of acceptance, right? And so while there are still a few handful of agents who say well, I've got customers who won't do business that way or I don't really like to do business that way. The growing numbers of agents who are very enthusiastic about what we're doing is very, very encouraging. We're also seeing quite a shift in some of our agents as well. We're now seeing a larger group of new agents who are very supportive of this way of doing business. So very pleased -- it was very long, but very successful tour so to speak.

MAY 02, 2017 / 03:00PM GMT, STFC - Q1 2017 State Auto Financial Corp Earnings Call

Larry Greenberg - Janney - Analyst
Have you heard anything that makes you rethink when your legacy book might be ready for this migration to digital?

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
We have -- internally, we're building a plan there. I think it's going to vary a little bit by state, let me give you an example, not specific example. But there are a handful of states where over the course of last 2 or 3 years, there have been dumpster fires, right? I mean, the rates were awful, the systems terrible and the business has been running away. Well, in those states, I'm not as sensitive in to how we should worry about the existing book because it's just been an ugly situation. So in some states, we'll probably go out and take a test drive of moving those in-force customers on to the new platform.

However, that would be the minority. In the majority of our states, I don't have a very specific time frame I can say, kind of 12 to 24 months post-launch is what we kind of would like to be in that space. But there's a lot of things we want to be super thoughtful about with the existing base. They're the customers that are driving all of our action and they're very, very important to us. But nothing happened while we were out there to make us say, "oh my gosh, we can't move them or we should move them faster." But again, the acceptance of it was encouraging that we'll be able to get folks that are currently on the old legacy systems on to the new digital system.

Operator
[Operator Instructions]. And there are no further questions. I now turn the call back over to the presenters.

Tara Shull - State Auto Financial Corporation - Investor Relations, Finance Director
Thanks for your questions. We want to thank all of you for participating in our conference call and for your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our second quarter earnings call which is currently scheduled for Tuesday, August 8, 2017. Thank you and have a good day.

Operator
This concludes today's conference call. You may now disconnect.